SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2007

Alcan Inc.
(Exact name of Registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation)

1-3677	Inapplicable
Commission File Number	(I.R.S. Employer Identification No.)

1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2 (Address of principal executive offices, including postal code)

(514) 848-8000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01              CHANGES IN CONTROL OF REGISTRANT.

On October 25, 2007, upon the acquisition of 298,759,912 Common Shares of Alcan Inc. ("Alcan") by Rio Tinto Canada Holding Inc. ("Rio Tinto") as contemplated by the Support Agreement dated as of July 12, 2007, a change of control in Alcan occurred.

Item 5.02              DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective as of the change of control, Mrs. Christine Morin-Postel, Mrs. Heather Munroe-Blum and Messrs. Roland Berger, Jeffrey E. Garten, Jean-Paul Jacamon, Yves Mansion, H. Onno Ruding and Gerhard Schulmeyer resigned from the Board of Directors of Alcan and from any committees of the Board.

Messrs. L. Denis Desautels, Richard B. Evans, L. Yves Fortier, Paul M. Tellier and Milton K. Wong remained Directors of Alcan. In addition, Messrs Tom Albanese, Guy Elliott, Christopher Lenon, Daniel Larsen and Benedict Mathews were appointed as Directors of Alcan.

As a result of the change of control of Alcan, Mr. Richard B. Evans (who became President and Chief Executive Officer of Rio Tinto Alcan, a product group of Rio Tinto plc) was entitled to severance payment of $8,100,000 and a pension severance payment of $2,698,000.

On October 24, 2007, in contemplation of the change of control of Alcan, Messrs Michael Hanley (Executive Vice President and Chief Financial Officer) and David McAusland (Executive Vice President Corporate Development and Chief Legal Officer) entered into termination agreements that provided for a change of control entitlement of $3,621,840 and $2,959,920, respectively. In addition, as a result of the change of control, they will receive payments under the 2007 Long Term Incentive Compensation Plan of $2,123,000 and $1,499,000, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCAN INC.

BY:	/s/ Roy Millington
Roy Millington
Corporate Secretary

Date: October 30, 2007